Exhibit 99.1


                  First Ecom.com Inc. Acquires Shares in Gasco
            First Ecom to pursue petroleum and natural gas prospects

HONG KONG, July 13, 2001 - First Ecom.com, Inc. (NASDAQ: FECC, BSX: FECC, FECC
BH), today announced that it had entered into a definitive agreement to move into the gas exploitation and development business by acquiring an equity interest in Gasco Energy, Inc., (NASD-OTC-BB: GASE), a company that acquires and exploits petroleum and natural gas properties in the United States.

The interest entitles First Ecom to 26% of the voting power of Gasco, which will not be diluted by further issuances of common stock. First Ecom's interest is by far the largest outstanding voting block of Gasco stock. First Ecom is entitled to a seat on Gasco's board of directors and a position on the executive committee, which will be largely responsible for operating the business of Gasco. First Ecom's shares also are entitled to vote as a class on certain extraordinary matters such as a merger or other acquisition. First Ecom is paying $19 million to acquire preferred shares that are convertible into 9.5 million shares of Gasco's common stock. Subject to exceptions for extraordinary circumstances, First Ecom has agreed not to dispose of its stake for three years. In the future, First Ecom plans to transform itself into a gas exploitation and development business. The previously announced merger with Gasco is no longer being planned, having been replaced with the equity investment described above.

As previously announced, First Ecom is continuing with the process of restructuring and spinning off its historical electronic payment business, which it anticipates will be completed later this fall. First Ecom expects to be able to announce its new business strategy for the electronic payment business in the near future.

In addition, Mr. Marc Bruner, Chairman of the Board of Gasco, has agreed to join the Board of First Ecom as an independent director. Mr. Gregory M. Pek, co-Chief Executive Officer of First Ecom, has joined the board of directors of Gasco.

"After considering the merger between First Ecom and Gasco, as previously announced, the directors believe that this transaction positions First Ecom in the petroleum and natural gas business through Gasco and enables it to develop its own petroleum and natural gas business independent from that of Gasco" said Gregory Pek, president and co-CEO of First Ecom. "The addition of Marc Bruner to the First Ecom board of directors will be the first step that First Ecom will take to strengthen the Company's expertise in the petroleum and natural gas industry."

Mr. Pek added, "Although it will focus in the future on developing its petroleum and natural gas business, First Ecom is continuing in the electronic payment industry. We will soon be announcing a revised strategy and the nature of the business, which is to be spun off. To this end First Ecom will be strengthening both its payments industry management

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team as well as the product and service offerings. The recent acquisition of the remaining share of First Ecommerce Data Services Limited (FEDS) is just one important step in our plans. While doing all of this we are continuing to keep our costs to a minimum"

Mr. Marc Bruner stated, "I am happy both to see First Ecom acquire this interest in Gasco as the funding will enable Gasco to develop and exploit its properties, thus giving shareholders a positive return and also that First Ecom has decided to pursue other initiatives in the petroleum and natural gas business. I am also pleased to see that First Ecom will continue it payment processing business with a new and strengthened approach. I look forward to being able to contribute to the board of First Ecom."

About First Ecom.com
In the future, First Ecom will focus on the acquisition, development and exploitation of petroleum and natural gas properties.

As a global provider of electronic payment processing, First Ecom.com provides secure, easy-to-implement and low-cost online payment processing services and solutions to banks and their merchants worldwide. Through strategic partnerships with banks, ISPs, e-commerce product suppliers, system integrators and storefront solution providers, First Ecom.com will process electronic payment transactions in multiple currencies, either domestically or offshore in a tax-neutral jurisdiction. In addition, First Ecom provides end-to-end solutions to enable banks to process internally.

For more information, visit http://www.firstecom.com or contact First Ecom.com at +(852) 2801-5181 or by e-mail at info@firstecom.com.

About Gasco Energy
Gasco Energy, Inc. is a Denver based natural gas and oil exploration company, trading on the NASD-OTC BB under the symbol GASE that focuses in the Rocky Mountain area of the United States. The Company currently holds interests in properties located in the Uinta Basin of northeastern Utah, which are being developed pursuant to an agreement with Phillips Petroleum, as well as properties in California.

For more information about Gasco please contact John Foulkes or Peter Forward toll free at 800-645-9254 or visit http://www.gascoenergy.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include significant risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements